EXHIBIT 10.2
CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.  “[____]” or “[REDACTED]” INDICATES THAT INFORMATION HAS BEEN OMITTED.

MASTER EQUIPMENT FINANCE AGREEMENT

This MASTER EQUIPMENT FINANCE AGREEMENT (the "Master Agreement") is entered into as of August 21, 2019, by and among: (a) the parties of the first part, [REDACTED], LLC, a [REDACTED] limited liability company ("[REDACTED]"); and [REDACTED], a [REDACTED] limited liability company ("[REDACTED]"); and (b) the party of the second part, SHARPS COMPLIANCE, INC. OF TEXAS, a Texas corporation ("Borrower").
1. Definitions and Rules of Construction. Capitalized terms used in this Master Agreement or the other Transaction Documents without definition shall have the meanings provided in Appendix A hereto unless the context clearly requires otherwise. Unless otherwise specified, all accounting terms used in the Transaction Documents shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP. This Master Agreement and the other Transaction Documents shall be interpreted and construed in accordance with the Rules of Construction set forth in Appendix A hereto.
2. Master Agreement. This Master Agreement is effective as of the date specified above and provides the terms and conditions that the parties intend to apply to various secured loan transactions between Borrower and a Lender, as defined in Section 16 hereof. Each such loan transaction shall be evidenced by a Schedule (the applicable Schedule, this Master Agreement, any acceptance certificate executed in connection with or required by such Schedule, any guaranty executed by a Guarantor for the benefit of Lender or any of its Affiliates, and all other documents executed or delivered in connection with the foregoing with respect to a specific loan transaction shall hereinafter be referred to collectively as the "Transaction Documents"). One or more Schedules may expressly refer to a separate commercial note, promissory note or other similar instrument (a "Note"), in which case such Note shall also constitute a Transaction Document with respect to the specific loan transaction. Each Schedule shall incorporate by reference the terms of this Master Agreement, and such Schedule and the related Transaction Documents: (a) shall constitute a separate and enforceable agreement by and between the parties executing such Transaction Documents; and (b) shall specify the Equipment being financed thereunder, the terms pursuant to which Lender shall advance any proceeds of any loan thereunder (each, an "Advance"), and the terms of Borrower's repayment and other Obligations with respect thereto. As used in this Master Agreement and the applicable Transaction Documents into which it is incorporated, the term "Loan" means, with respect to any Schedule, the amount of the aggregate Advances funded by Lender under the applicable Transaction Documents, together with any accrued and unpaid interest and all charges and other amounts due under the Transaction Documents with respect to the foregoing. This Master Agreement is not a legal commitment to enter into any Transaction Document or to make any Loan or Advance, and Lender will have no obligation to do so. In addition, after entering into any Transaction Document, Lender shall have no obligation to make any Loan or Advance thereunder unless: (i) all conditions precedent to such Loan or Advance that are required by Lender have been satisfied, or waived in writing by Lender; (ii) all representations and warranties provided by Borrower, any Guarantor, and any other obligor in favor of Lender with respect to each Loan or Advance shall be true and correct on and as of the date Lender advances any proceeds thereof (or to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties are true and correct as of such earlier date), it being expressly agreed that Borrower's execution and delivery of the applicable Transaction Documents shall constitute Borrower’s certification of same; and (iii) no Default or Event of Default under any Transaction Documents then exists.
3. PAYMENTS.
(a) Borrower shall pay to Lender periodic payments of principal and interest (hereinafter collectively referred to as “Periodic Payments”) on each Loan without invoice or other written demand in the amounts and at the times as more fully set forth in the applicable Transaction Documents, and each such Loan shall bear interest on the outstanding principal amount thereof in accordance with the terms of such Transaction Documents. Whenever any payment to be made under any Transaction Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest on the Loan. The entire outstanding principal balance and all accrued and unpaid interest of each Loan, together with any accrued and unpaid interest and all charges and other amounts due under the Transaction Documents with respect to the foregoing, will be due and payable in full on the earlier of (i) acceleration of the Loan following the occurrence of an Event of Default that has not been remedied within any stated grace or cure period, (ii) acceleration of the Loan following the occurrence of a Casualty Event to the extent provided in Section 6 hereof, or (iii) the maturity date specified for such Loan in the applicable Transaction Documents. The Loans are not revolving loans and may not be repaid and reborrowed. All Periodic Payments and other amounts due to Lender ("Other Payments") under each Transaction Document shall be paid via wire transfer in legal tender of the United States of America in good, collected and indefeasible funds in the manner and to the account specified in the applicable Transaction Documents or as otherwise directed by Lender in writing. Borrower hereby authorizes Lender to withdraw from any of Borrower's deposit accounts with Lender or any Affiliates of Lender all Periodic Payments and Other Payments (collectively, "Payments") due under any Transaction Documents. If any Payment is not received when due, Borrower shall pay a late charge equal to, at Lender’s election and to the extent allowed by Applicable Laws, in addition to and not in lieu of other rights of Lender, a late charge equal to the lesser of five percent (5%) of such delinquent amount or the maximum permitted by Applicable Law. Borrower acknowledges and agrees that the late charge (A) does not constitute interest, (B) is an estimate of the costs Lender will incur as a result of the late payment, and (C) is reasonable in amount. Without limiting the foregoing, following an Event of Default, Lender may at its option, in addition to the late payment fee set forth in the immediately preceding sentence, charge Borrower interest on any delinquent amounts at a rate equal to one and one-half percent per month (1.5%), or, if such rate exceeds the Maximum Rate, then at such Maximum Rate, until all amounts owing hereunder have been fully paid and satisfied or the Event of Default is otherwise cured.
(b) Borrower's Obligations hereunder, including the Obligation to make all Payments when due, are absolute and unconditional under any and all circumstances and shall be paid and performed by Borrower without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including any past, present or future claims that Borrower may have against Lender or its Affiliates, any Supplier or any other person whatsoever. To the fullest extent permissible under Applicable Laws, Borrower waives demand, diligence, presentment, protest, notice of dishonor, notice of nonpayment and notices and rights of every kind in respect of each such Payment.
(c) The parties hereto stipulate and agree that it is their common and overriding intent to contract in strict compliance with the Applicable Laws (including usury laws). Notwithstanding anything herein to the contrary, if at any time the interest rate or rates applicable to any Loan or otherwise under any Transaction Documents, together with all fees, charges and other amounts which may be treated as interest on such Loan under Applicable Law (collectively, the “Charges”), shall exceed the Maximum Rate, the rate of interest payable in respect of such Loan or otherwise under any Transaction Documents, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. If for any reason the charges paid by Borrower, Guarantor or any other obligor exceed the Maximum Rate, Lender shall credit against the principal balance of the Loan (or, if such indebtedness shall have been paid in full, refund to the payor of such Charges) such portion of said Charges as shall be necessary to ensure that the total Charges do not exceed the Maximum Rate.
4. Use, Maintenance, Improvements and Location.
(a) Borrower covenants and agrees, at its sole cost and expense, to: (i) use, operate, maintain, service and repair the Equipment: (A) in accordance with Prudent Equipment Use and Maintenance Practices (as hereinafter defined); (B) in like new condition excepting only Reasonable Wear and Tear (as hereinafter defined); and (C) only for its originally intended business purpose as described by Borrower to Lender in requesting Lender to enter into the Transaction Documents, and not for consumer, personal, family, or household purposes; (ii) maintain all records and other materials relating to Borrower's compliance with the foregoing; and (iii) keep the Equipment free from all Liens (other than the Liens created pursuant to the Transaction Documents). Borrower further covenants and agrees not to use the Equipment to ship, store, process, create or use any Hazardous Materials (as defined below) to the extent such action should reasonably be expected to affect the value or marketability of any of the Equipment or expose Lender to any risk of civil or criminal penalty, sanction or exposure. As used herein, the term "Hazardous Materials" means any materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled, including any and all hazardous or toxic substances, materials or waste defined or listed under the Hazardous Materials or Substances Transportation Act, 49 U.S.C. 1801 et seq; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq, as amended by the Superfund Amendments and Reauthorization Act; or the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701, et seq.
(b) As used herein, "Prudent Equipment Use and Maintenance Practices" means: (i) using, operating, maintaining, servicing and repairing the Equipment in accordance and consistent with (A) all recommendations of the Supplier or manufacturer and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the Supplier, manufacturer, or service provider; (B) the requirements of all applicable insurance policies; (C) the requirements of the Equipment Documents, so as to preserve all of Borrower's and Lender's rights thereunder, including all rights to any warranties, indemnities or other rights or remedies; (D) the requirements of Applicable Law (including those relating to occupational safety and health, environmental protection or remediation and all license, permit and registration requirements), including making any alterations or modifications required to comply with Applicable Law; (E) the prudent practice of other similar Persons in the same business as Borrower, but in any event, to no lesser standard than that employed by Borrower for comparable equipment owned or leased by it; and (F) any requirements specified in the applicable Transaction Documents related to the nature or type of the Equipment; (ii) allowing the Equipment to be operated only by employees or authorized agents of Borrower and making available to all users of the Equipment all safety and operating manuals for the

Equipment; (iii) within a reasonable time, replacing any parts of the Equipment which become worn out, lost, destroyed, damaged beyond repair or otherwise unfit for use, with new or reconditioned replacement parts that constitute Permitted Improvements; and (iv) repairing the Equipment with replacement parts purchased from sources approved by the Supplier, according to its specifications and consistent with the recommendations and requirements of the original equipment manufacturer including operation and maintenance guidelines.
(c) As used herein, “Reasonable Wear and Tear” means the results of normal use of the Equipment as originally intended assuming (i) use and maintenance in accordance with the Supplier’s recommendations and in accordance with the provisions of this Section 4; (ii) the complete absence of any casualty, misuse, abuse, abandonment, improper care, accident, negligence or similar occurrence with respect to the Equipment, whether or not the Equipment is in use at the time of said occurrence; and (iii) use that does not, in any way, impair the function of the Equipment or prevent the Equipment from immediately being placed into use or its continued use.
(d) Unless replaced in accordance with this Section 4, Borrower shall not remove, alter, or replace any parts from the Equipment that are essential to the operation of the Equipment or the removal, alteration, or replacement of which could reasonably be expected to adversely affect the value, utility and remaining useful life that the Equipment would have had without the removal, alteration, or replacement of such parts. Provided that no Default or Event of Default has occurred and is continuing, Borrower may, at its sole cost and expense, make Permitted Improvements. Borrower shall, upon written request from Lender, provide Lender with a detailed list of any and all removals, replacements or alterations, including Permitted Improvements, made by Borrower together with such other information related thereto as may reasonably be requested by Lender.
(e) Borrower covenants and agrees not to move any Equipment from the location specified in the applicable Transaction Documents without Lender’s prior written consent unless such Equipment constitutes Mobile Equipment. In the case of Mobile Equipment, Borrower may move such Equipment so long as: (i) if the Mobile Equipment is subject to Certificate of Title Laws, Borrower shall not permit such Mobile Equipment to be located in a state other than the state in which such Mobile Equipment is then titled for any continuous period of time that would subject such Mobile Equipment to the Certificate of Title Laws of such other state; (ii) Borrower does not permit any Mobile Equipment to be located outside of the Continental United States; and (iii) such Mobile Equipment will be based at, and will return at regular intervals to, the location specified in the applicable Transaction Documents or such other location as Lender has agreed to in advance in writing. Borrower shall not, in any event, permit any Equipment to be used by, or to be delivered into, the possession or control of any third party unless expressly approved in writing by Lender. Borrower represents, warrants, covenants, and agrees that: (A) Borrower is, and will continue through the period of effectiveness hereof, to be either the owner, the lessee or the sublessee of each and every facility in which any Equipment is located at any time, and (B) all of the Equipment covered by any Transaction Documents is located in the jurisdiction specified in such Transaction Documents; provided, however, that Mobile Equipment may at times be located in other facilities or jurisdictions so long as Borrower complies with its Obligations under this Section 4(e).
5. REPORTING; INSPECTIONS.
(a) Financial Reporting. So long as Borrower has any outstanding Obligations to Lender, Borrower shall comply with the following provisions:
(i) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, Borrower shall submit to Lender a copy of the annual audited financial statements of Parent and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets, states of income, statements of stockholders' equity and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing acceptable to Lender; and
(ii) As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Parent , Borrower shall submit to Lender a copy of the financial statements of Parent and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders' equity and statements of cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Parent and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.
Borrower shall be deemed to have complied with the foregoing requirements if Parent files Forms 10-K and 10-Q with the Securities and Exchange Commission that are publicly available within the time frames set forth in this Section 5(a) covering Parent and its Subsidiaries. Borrower represents, warrants, covenants and agrees that all such financial statements (or Forms 10-Q and 10-K, as applicable) shall fairly present the financial condition and the results of operations of the applicable Person as of the date of and for the period covered by such statements. All financial statements and financial information submitted to Lender in accordance with this Master Agreement shall include, among other things, detailed information regarding (A) any and all Persons of which Parent is the majority owner, and (B) any and all Persons of which Parent is not the majority owner, but for which Parent is directly or contingently liable on debts or obligations of any kind incurred by those Persons.
(b) Notices. Without limiting Borrower's other Obligations hereunder, Borrower expressly covenants and agrees to provide Lender with written notice promptly (and in any event within five (5) days) in the event that: (i) any Lien attaches to the Equipment (other than the Liens created pursuant to the Transaction Documents), which such notice shall include all relevant information concerning the Lien, including the name, address, and telephone number of the party asserting the Lien and the location of such Equipment on the date of the notice; (ii) Borrower or its Affiliate receives any demand, notice, summons, complaint or legal proceeding relating to any Equipment including any violation of any Applicable Laws; (iii) a Casualty Event occurs, to the extent notice is required pursuant to Section 6(a) hereof; (iv) one or more Actions described in Section 9 occurs; (v) any change of: (A) the name of Borrower or any Guarantor, (B) the identity or form of organization of Borrower or any Guarantor, or (C) Borrower's or any Guarantor's Federal Taxpayer Identification Number; and (vi) such other information regarding the results of operations, business affairs and financial condition of Borrower or any Guarantor as Lender may reasonably request.
(c) Inspections. Upon forty-eight (48) hours' notice, Borrower shall afford Lender and/or its designated representatives access to the premises where the Equipment is located for the purpose of inspecting such Equipment and all applicable maintenance or other records relating thereto; provided, however, if a Default or Event of Default shall exist, no prior notice by Lender shall be required. Borrower acknowledges that Lender’s inspection of any Equipment, Supplier or other parties, or documentation relating to any Loan will be solely for the protection of Lender’s interests in the Equipment and under such Loan and under no circumstances shall be construed to impose any responsibility or liability of any nature whatsoever on Lender. Borrower shall, whenever reasonably requested by Lender, advise Lender of the exact location of any and all items of Equipment (or the approximate location of Mobile Equipment).
6. Risk of Loss
(a) Risk of Loss; Notice. No loss of, or damage to, the Equipment from any cause whatsoever, including any Casualty Event shall relieve Borrower from its Obligations except as expressly provided in this Section 6. Borrower shall promptly (and in any event within ten (10) days) provide Lender with written notice of any Casualty Event to any Equipment for which the repairs or replacement costs are likely to exceed the lesser of: (i) twenty percent (20%) of the original cost thereof, or (ii) Fifty Thousand Dollars ($50,000). Each such notice must be provided together with all damage reports provided to any governmental authority, insurer, or Supplier, and all documents pertaining to the repair of such Casualty Equipment, including copies of work orders, and all invoices for related charges. Lender shall be under no duty to Borrower to pursue any claim against any Person in connection with a Total Loss or other Casualty Event.
(b) Casualty Event Cure. If the Casualty Event does not result in a Total Loss, Borrower shall promptly (but in any event within thirty (30) days), place the applicable Casualty Equipment in the condition and repair required by the Transaction Documents. In the event of a Total Loss, Borrower shall promptly (but in any event within thirty (30) days): (i) replace such Casualty Equipment with Replacement Equipment, in which case such Replacement Equipment shall be, for all purposes hereof, “Equipment” as defined herein; or (ii) pay to Lender, as a mandatory prepayment of the related Loan, an amount calculated by Lender to be equal to the then outstanding principal balance thereof plus all accrued and unpaid interest, any breakage costs or prepayment premium set forth in the applicable Transaction Documents and any other amounts then due to Lender. In the event the Casualty Equipment is less than all Equipment financed under the applicable Transaction Documents: (i) Lender may reasonably make an item by item allocation of the mandatory prepayment applicable to only the Casualty Equipment and may, but shall not be obligated to, consider the initial cost of the applicable Equipment as well as the depreciation thereof; and (ii) Lender may require mandatory prepayment with respect to all Equipment (not solely the Casualty Equipment) if Lender determines that the Casualty Equipment is material in value when compared to the remaining Equipment, is material to the overall functionality of the remaining Equipment, or that the Casualty Event could reasonably be expected to have a Material Adverse Effect on Borrower or any Guarantor. All payments under this Section shall be applied against the remaining installments of principal of the related Loan in the inverse order of their maturities until repaid in full, and then against the other Obligations, as determined by Lender, in its sole discretion. Upon Lender's receipt of the full and indefeasible payment of the amount set forth above, Borrower’s obligation to pay future Periodic Payments shall terminate solely with respect to the Casualty Equipment so paid for, but Borrower shall remain liable for, and pay, all Taxes, indemnity payments or other Obligations related to such Casualty Equipment.
(c) Insurance Proceeds. If Lender receives a payment under an insurance policy maintained by Borrower or its Affiliates in connection with any Total Loss or other Casualty Event, and such payment is both unconditional and indefeasible, then provided Borrower shall have complied with the applicable provisions of this Section 6, Lender shall either (i) if received pursuant to a Total Loss, remit such proceeds to Borrower up to an amount equal to the amount of the mandatory prepayment received by Lender from Borrower under Section 6(b) above, or credit such proceeds against any amounts owed by Borrower pursuant to subsection

6(b) above; or (ii) if received with respect to repairs or replacements made under Section 6(b) above, remit such proceeds to the repairman of such Equipment, provided that, should such repairman have been paid in full, then to reimburse Lender for any such payments and thereafter to Borrower up to an amount equal to the out-of-pocket costs of repair or replacement actually incurred by Borrower, as established to Lender’s reasonable satisfaction. Any insurance proceeds remaining after application in accordance with the foregoing provisions shall be (A) remitted to Borrower promptly after written request, provided that no Default or Event of Default has occurred and is continuing; or (B) otherwise, at Lender's option if a Default or Event of Default has occurred and is continuing, be applied as a mandatory prepayment of the principal balance of the Loan.
7. INSURANCE.
(a) So long as Borrower has any outstanding Obligations to Lender, Borrower shall procure and maintain: (i) all-risk first party property insurance covering the Equipment for any and all physical loss or damage to the Equipment (or any portion thereof), including loss or damage caused, in whole or in part, by fire, water, wind, earthquake, collapse, theft, vandalism, malicious mischief, collision and other risks normally included in extended all-risk property coverage in an amount not less than the greater of (A) the full replacement cost of the Equipment, and (B) the sum of the then outstanding principal balance of the Loans under such Transaction Documents plus all accrued and unpaid interest and any breakage costs or prepayment premium set forth therein; and (ii) any and all other coverage required pursuant to the terms of the respective Transaction Documents. Borrower shall be solely liable and responsible for any self-insured retention, coinsurance or deductible, each of which shall be in form and amount as is acceptable to Lender, and shall pay to Lender an amount equal to the shortfall to the extent Lender’s recovery is nullified, reduced or effected by the existence of the same. Borrower shall be solely responsible for all premiums, including any retrospective premiums, under all required policies.
(b) The insurance policies required under this Section 7 (including all endorsements) shall: (i) be in a form and substance satisfactory to Lender, and written by insurers of recognized reputation, responsibility, and financial strength satisfactory to Lender; (ii) name Lender and its successors and assigns as an additional insured, and as sole loss payee under a lender's loss payable endorsement for such policy; (iii) provide that the insurance policies required hereunder are primary and noncontributory with respect to any insurance maintained separately by Lender; (iv) require the insurer to provide Lender written notice of cancellation or non-renewal of the required policy not less than thirty (30) days prior to the effectiveness of the foregoing (or such shorter period agreed upon by Lender in its sole and absolute discretion); (v) contain a waiver of subrogation in favor of Lender; (vi) contain a severability of interests provision; and (vii) shall include a lender's loss payable endorsement that states that the insurance coverage afforded Lender shall not be invalidated by any action or inaction of Borrower, including the breach of any policy warranty, declaration or condition, or that is otherwise in form and substance satisfactory to Lender. Borrower agrees that it shall obtain and maintain such other coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing coverages, promptly upon Lender’s request, as and when Lender reasonably deems such additional coverages or modifications to be appropriate in light of any changes in applicable law, prudent industry practices, Borrower’s anticipated use of the Equipment or other pertinent circumstances. Borrower shall provide evidence reasonably acceptable to Lender of its compliance with the insurance requirements set forth herein prior to any Advance and not less than one business day prior to the renewal of each required policy. Borrower agrees to deliver to Lender evidence of compliance with this Section satisfactory to Lender, including any requested copies of policies, certificates and endorsements, with premium receipts therefor, on or before the date of execution by Borrower of the applicable Transaction Documents and thereafter within two (2) Business Days after Lender’s request.
8. LEASE, ASSIGNMENT AND LIENS.
(a) BORROWER SHALL NOT, WITHOUT LENDER’S PRIOR WRITTEN CONSENT, WHICH CONSENT MAY BE GRANTED OR WITHHELD IN LENDER'S SOLE AND ABSOLUTE DISCRETION, (i) SELL, ASSIGN, DELEGATE, PLEDGE, HYPOTHECATE, ENCUMBER, DISPOSE OF, OR OTHERWISE TRANSFER (including by operation of law) THE EQUIPMENT OR ANY INTEREST THEREIN; (ii) RENT, LEASE OR LEND ANY EQUIPMENT TO ANYONE; (iii) PERMIT ANY EQUIPMENT TO BE USED BY ANYONE OTHER THAN BORROWER AND ITS RESPECTIVE QUALIFIED EMPLOYEES; or (iv) assign or otherwise transfer (including by operation of law) its rights or obligations under any transaction documents.
(b) Lender, at any time with or without notice to Borrower, may sell, transfer, assign, grant a participation in, and/or grant a security interest in all or any part of Lender's interest in each Loan, any Payments due thereunder, the Collateral, and/or the related Transaction Documents (each, a "Lender Transfer"). Any purchaser, transferee, assignee or secured party of Lender (each a "Lender Assignee") shall have and may exercise all of Lender's rights hereunder with respect to the Loans, Transaction Documents, the Payments due thereunder, the Lien of Lender on the Collateral, and/or the other property or rights to which any such Lender Transfer relates. In such event, Lender Assignee shall have all of the rights, but none of the obligations (unless expressly and to the extent assumed by such Lender Assignee in writing) with respect the property or rights subject to the Lender Transfer. Lender shall be relieved of any obligations of Lender that have been assumed by Lender Assignee. Borrower acknowledges that Lender’s right to enter into a Lender Transfer is essential to Lender and, accordingly, waives any restrictions under Applicable Laws with respect to any Lender Transfer and any related remedies. Borrower shall not assert against any Lender Assignee any claim that Borrower may have against Lender; provided, however, that Borrower may assert any such claim in a separate action against Lender. Upon written notice of a Lender Transfer, Borrower shall: (i) promptly execute and deliver to Lender or to such Lender Assignee an acknowledgment of such Lender Transfer in form and substance satisfactory to the requesting party, an insurance certificate adding the Lender Assignee as loss payee and/or an additional insured, and such other documents and assurances, including estoppel certificates, as are reasonably requested by Lender or such Lender Assignee; and (ii) comply with all other reasonable requirements of any such Lender Assignee in connection with any such Lender Transfer. Following such Lender Transfer, the term “Lender” shall be deemed to include or refer to each Lender Assignee, as appropriate under the circumstances. Borrower will provide reasonable assistance to Lender to complete any transaction contemplated by this Section 8(b).
(c) Subject to the restriction on assignment contained in Section 8(a), the Transaction Documents shall inure to the benefit of, and are binding upon, the successors and assigns of the parties thereto including, without limitation, each Person who becomes bound thereto as a "new debtor" as set forth in the UCC. Each Schedule (together with any Note to the extent the applicable Schedule expressly references a Note) constitutes "Chattel Paper" as defined by the UCC; the original counterpart of each Schedule (together with any Note to the extent applicable) designated by Lender in writing shall constitute the sole original counterpart; and no security interest can be perfected by possession of any other duplicate original or counterpart, whether or not signed by the parties.
9. TAXES; GENERAL INDEMNITY. Borrower shall report and pay immediately all Taxes and, on request of Lender, submit to Lender written evidence of Borrower’s payment of Taxes. Borrower agrees to defend, indemnify and hold harmless, on a net after tax basis, each and every Indemnified Party from and against all Actions, Losses, and (without limiting the foregoing) Taxes, including any of the foregoing resulting solely or partially from the Indemnified Party's negligence. Borrower agrees to promptly (and in any event within five (5) days) notify Lender of all Actions. Borrower shall, at Lender’s election, appear and defend each Action using competent counsel acceptable to Lender and/or pay the cost of the defense of each Action brought against any Indemnified Party, either alone or in conjunction with others. Borrower shall not enter into any settlement of any Action without the approval of Lender and each applicable Indemnified Party. Borrower shall satisfy, pay and discharge on a net after tax basis any and all Losses that may be incurred by, or recovered against, any Indemnified Party in connection with any Action. Notwithstanding the foregoing, Borrower shall not be obligated to pay any Losses resulting from an Action brought or asserted against an Indemnified Party to the extent that the damages alleged in such Actions are finally determined to have been proximately caused by the willful misconduct or gross negligence of such Indemnified Party so long as the applicable Actions are not asserted on the basis of (A) theories that the Indemnified Party is vicariously liable for the actions of Borrower or any other third party using the Equipment by or through Borrower, including theories of agency, apparent agency or employment; (B) theories that the Indemnified Party negligently entrusted the Equipment to Borrower or any other third party using the Equipment by or through Borrower; or (C) the failure of any Indemnified Party to compel Borrower to comply with the provisions of any Transaction Documents. All rights and privileges of Lender and each Indemnified Party arising from the indemnities contained in this Section 9 will survive the expiration or earlier termination of any Transaction Documents, and such indemnities are expressly made for the benefit of, and will be enforceable by, Lender, each Indemnified Party, its and their successors and assigns.
10. Events of Default; Remedies.
(a) Events of Default. A default shall be deemed to have occurred hereunder and under all Transaction Documents upon the occurrence of any of the following (each, an "Event of Default"): (i) Borrower fails to pay any Payments under any Transaction Documents when due and payable; (ii) Borrower or its designee records or attempts to record an amendment or termination statement relating to any financing statement filed for the benefit of Lender against Borrower, the Equipment or any Collateral pledged to Lender; (iii) Borrower fails to obtain, maintain or comply with all of the insurance coverages required under the Transaction Documents; (iv) Borrower breaches any representation, warranty, covenant or agreement in Sections 8(a) or 4(a)(iii) hereof; (v) any representation or warranty of Borrower or any Guarantor made in any Transaction Document or any other writing or certificate furnished by or on behalf of Borrower or Guarantor pursuant to any Transaction Document is incorrect, incomplete, false or misleading when made in any material respect; (vi) Borrower or any Guarantor fails to provide to Lender any notice required under the Transaction Documents when due; (vii) Borrower attempts to repudiate any Loan or Transaction Documents or attempts to revoke acceptance of any Equipment after any Advance has been made by Lender with respect to such Equipment; (viii) any Equipment is illegally used; (ix) Borrower or any Guarantor breaches or is in default under any other agreement by and between Lender (or any of its Affiliates) on the one hand, and Borrower or such Guarantor (or any of their respective Affiliates) on the other hand, after giving effect to any notice and cure periods set forth therein; (x) Borrower or any Guarantor: (A) defaults in any payment obligation under any agreement with any third parties (whether or not affiliated with Lender) for money borrowed, the lease of real or personal property, or any other financial accommodation (after giving effect to any applicable notice and cure provisions provided for therein) and/or (B) defaults in the observance or performance of any other covenant or condition relating to any such agreement for money borrowed, the lease of real or personal property, or any other financial accommodation if the effect of such default described in this subsection (B) is to cause, or to permit the counterparty to any such arrangement to cause, the obligations thereunder to become due prior to their stated maturity; (xi) general failure by Borrower or Guarantor to pay its debts as they become due or the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Borrower or any Guarantor or any of its or their properties or business (unless, if involuntary, no Transaction Document is rejected in any such involuntary proceeding and such involuntary proceeding is dismissed within sixty (60) days of the filing thereof); (xii) any judgment, writ, injunction, order, award or decree is entered against Borrower or any Guarantor that Lender determines could have a Material Adverse Effect on Borrower or Guarantor unless such judgment, writ, injunction, order, award or decree is discharged or execution thereof stayed within thirty (30) days after entry or covered by applicable insurance for which the insurer has accepted liability in a manner satisfactory to Lender; (xiii) any Guarantor dies or repudiates, revokes, rescinds, withdraws, cancels or fails to perform under any guaranty executed by a Guarantor for the benefit of Lender or any of its Affiliates; (xiv) any Transaction Document or any Lien granted thereunder terminates, ceases to be effective or ceases to be the legally valid, binding and enforceable obligation of Borrower or any Guarantor, in whole or in part (except for the termination of any Lien or Transaction Document in accordance with the express terms of such Transaction Documents); (xv) Borrower, Guarantor or any other party thereto (other than Lender), directly or indirectly, contests in any manner the effectiveness, validity, binding nature or enforceability of any such Transaction Document or any Lien granted thereunder; (xvi) any Person acquires, after the date of this Master Agreement, a controlling ownership interest, directly or indirectly, in the voting power of the total outstanding stock or other ownership interests of Borrower or any Guarantor; (xvii) Borrower or any Guarantor enters into any transaction of merger or consolidation unless Borrower or Guarantor, as applicable, is the surviving entity and, prior to the consummation of such transaction, Lender determines in its sole and absolute discretion that such transaction is not likely to have a Material Adverse Effect on Borrower or Guarantor, as applicable; (xviii) Borrower changes its legal name, state of organization or organizational structure unless Lender authorizes such change in writing; (xix) Borrower or any Guarantor (A) ceases to do business as a going concern, liquidates, dissolves or otherwise terminates its existence; or (B) sells, transfers or otherwise disposes of all or substantially all of its assets or property; (xx) Borrower or any Guarantor fails to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Transaction Document that is not otherwise addressed in this Section 10(a), and such failure continues unremedied for a period of thirty (30) calendar days; or (xxi) Lender, in good faith, deems itself insecure or determines that the prospect of payment or performance of any material obligations of Borrower or any Guarantor under the Transaction Documents is impaired for any reason. Borrower acknowledges that an Event of Default under any Transaction Document shall constitute an Event of Default under all Transaction Documents related to any and all Loans or other Obligations owing to Lender or any Affiliate of Lender.
(b) Remedies. Upon the occurrence of an Event of Default, Lender shall have any and all rights and remedies existing at law or in equity and shall have the right, at its sole election, at any time to exercise any or all of such remedies concurrently, successively or separately, and without notice to Borrower. Without limiting the foregoing, Lender may: (i) proceed at law or in equity to enforce specifically Borrower’s performance or to recover damages; (ii) declare each Loan and/or any or all other Obligations in default; (iii) make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Equipment and any other Collateral and require Borrower to immediately assemble, make available and/or deliver the Equipment (or any portion thereof required by Lender) to Lender at a time and place designated by Lender; (iv) to the extent permitted by Applicable Laws, enter any premises where any Equipment may be located and repossess, disable or take possession of such Equipment (and/or any attached or unattached parts) by self-help, summary proceedings or otherwise without liability for rent, costs, damages or otherwise; (v) use Borrower’s premises for storage without rent or liability; (vi) sell, lease or otherwise dispose of any or all of the Equipment at private or public sale, in bulk or in parcels, with or without notice except to the extent required by Applicable Laws, and without having the Equipment present at the place of sale or in Lender’s possession; (vii) disable or keep idle all or part of the Equipment; (viii) upon application to a court of competent jurisdiction, seek the immediate appointment of a receiver for all or part of the Equipment or any other Collateral, whether such receivership is incidental to a proposed sale of such Equipment or other Collateral, pursuant to the UCC or otherwise, and Borrower consents to the appointment of such a receiver without bond, to the fullest extent permitted by Applicable Laws; (ix) accept all or a portion of the Equipment in full or partial satisfaction of Borrower’s Obligations to Lender under such Transaction Documents pursuant to the provisions of Article 9 of the UCC (provided that any such acceptance must be confirmed by Lender in writing); and (x) declare all of Borrower’s Obligations immediately due and payable including the following (the “Default Amount”): (A) the then outstanding principal balance due under the Transaction Documents; (B) all accrued and unpaid interest; (C) any breakage costs and prepayment premium set forth in the applicable Transaction Documents; and (D) all costs and expenses incurred by Lender in any repossession, transportation, recovery, storage, refurbishing, advertising, repair, sale, lease, or other disposition of the Equipment or Lender’s enforcement of its rights hereunder, including Attorneys’ Fees and any brokers’ or similar fees or any other fees, costs or expenses resulting from the Event of Default and all other amounts due hereunder, including indemnity payments. In addition to the Default Amount, Borrower shall pay to Lender interest thereon, at a rate of eighteen percent (18%) per annum (or, if such rate exceeds the Maximum Rate, then at such Maximum Rate) from the date such amount is calculated by Lender until the date such amount is paid. Borrower expressly acknowledges that the Transaction Documents for each Loan set forth a reasonable amount and reasonable formula for calculation of liquidated damages in light of the anticipated harm caused by any Event of Default hereunder and that such harm would otherwise be difficult or impossible to calculate or ascertain. In the event Borrower pays to Lender the Default Amount and any and all other amounts due and payable to Lender hereunder (in good, collected and indefeasible funds) prior to the date Lender enters into a contract or otherwise determines that it is obligated to a third party with respect to the disposition of the Equipment, Lender shall release its security interest in the applicable Equipment. In the event Lender disposes of the Equipment and any other collateral, it shall apply the Net Proceeds to Borrower’s Obligations in the order Lender determines. Any deficiency that exists after such disposition and application of the Net Proceeds to Borrower’s Obligations will be paid immediately by Borrower. In the event the sum of the Net Proceeds and the amounts paid by Borrower to Lender is greater than the Default Amount, fees and other amounts due under all Transaction Documents or other agreements between Lender and Borrower, such excess shall be paid without interest first to any third parties entitled to such proceeds under Applicable Laws (including secured parties granted rights therein pursuant to Article 9 of the UCC), and any remainder shall be paid to Borrower. With respect to any exercise by Lender of its right to dispose of the Equipment, Lender shall have no obligation, subject only to any legal requirements of commercial reasonableness imposed by Article 9 of the UCC, to safeguard, clean or otherwise prepare the Equipment for disposition; Lender may comply with any state or federal law requirements that Lender deems to be applicable or prudent to follow in connection with any such disposition; and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any such disposition. Lender will give Borrower reasonable notice of a public sale or the time after which any private sale or any other intended disposition of the Equipment is to be made unless the Equipment threatens to decline speedily in value or is a type customarily sold in a recognized market. The requirements of reasonable notice shall be met if such notice is given at least five (5) days before the time of the public sale or the time after which any other disposition is to be made. If Equipment delivered to or picked up by Lender contains goods or other property not constituting Equipment or otherwise pledged to Lender hereunder, Borrower agrees that Lender may take and dispose of such other goods or property, provided that Lender makes reasonable efforts to make such goods or property available to Borrower after repossession upon Borrower’s written request. Forbearance as to any Default or Event of Default shall not be deemed a waiver (all waivers to be enforceable only if specifically provided in writing by Lender), and waiver of any Default or Event of Default shall not be a waiver of any other or subsequent Default or Event of Default. To the fullest extent permitted by Applicable Laws, Borrower waives any rights now or hereafter conferred by statute or otherwise that may require marshaling, appraisement, evaluation, stay or extension by Lender or that may require Lender to permit redemption or mitigate its damages hereunder or that may otherwise limit or modify any of Lender’s rights or remedies herein.
11. TITLE; COLLATERAL.
(a) Equipment and Related Collateral. Title to the Equipment shall at all times remain in the name of Borrower. As security for all Obligations of Borrower, Borrower hereby grants to Lender a security interest in all right, title and interest of Borrower, whether now existing or hereafter acquired or arising, in and to the following (hereinafter, the "Collateral"): (i) the Equipment; (ii) all Equipment Documents (including all claims for damages arising as a result of any default by the Supplier or other parties obligated pursuant to the Equipment Documents, including claims under all warranty and indemnity provisions contained therein and any and all rights of Borrower to compel performance of the terms of such Equipment Documents); (iii) any and all leases, subleases, chattel paper, accounts, general intangibles, security deposits and proceeds relating to any Equipment; (iv) all moneys, securities and other property of Borrower now or hereafter held by Lender or its Affiliates; and (v) all other collateral as to which a security interest has been or is hereafter granted by Borrower to Lender or to any of its Affiliates in connection with any current or future mortgage, indenture, loan or credit agreement, or other contract or agreement for money borrowed or the lease of real or personal property (in all cases, wherever located, and whether now owned or hereafter acquired or arising and howsoever Borrower's right, title or interest therein may arise or appear).
(b) Affiliates of Lender; Lender Assignees; Cross-Collateralization. Borrower hereby agrees that the security interest granted by Borrower in the Collateral pursuant to Section 11(a), and any other grant of a security interest in this Master Agreement or any other Transaction Documents, shall also secure all Obligations of Borrower to each Affiliate of Lender (including Borrower's obligations under or in connection with any existing and future swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) with Lender or any of its Affiliates, other than any obligations arising under any “swap” (as such term is defined in the Commodity Exchange Act, as in effect from time to time, and the official rules and regulations promulgated thereunder (collectively, the “CEA”)) to the extent that the securing of such swap obligation by Borrower would be impermissible or illegal under the CEA). Borrower hereby grants such a security interest to each such Affiliate. Notwithstanding anything to the contrary herein, any security interest granted by Borrower pursuant to this Master Agreement, any Schedule or any other Transaction Document shall benefit any Lender Assignee only to the extent such assignee is also an Affiliate of Lender (it being the intention of the parties that any cross-collateralization created hereby or thereby only be effective amongst Lender and/or Affiliates of Lender).
(c) Generally. The collateral assignment, security interest and lien granted in this Section 11 shall, unless expressly provided herein or in any Transaction Documents, survive the termination, cancellation or expiration of any Loan or Transaction Documents until such time as Borrower’s Obligations under all Loans are fully and indefeasibly discharged. Nothing herein shall be deemed to authorize any sale, lease, transfer, or other disposition of any Equipment by Borrower.
12. REPRESENTATIONS AND WARRANTIES, OF BORROWER. Borrower represents, warrants and agrees that, as of the effective date of this Master Agreement, the date of each Transaction Document, and the date of each Advance:

(a) Organization. Borrower has the form of business organization indicated, and is and will remain duly organized and existing in good standing under the laws of the state specified in the preamble of this Master Agreement and is duly qualified to do business wherever necessary to perform its obligations under the Transaction Documents, including each jurisdiction in which Equipment is or will be located. Borrower’s exact legal name is as shown in the preamble of this Master Agreement, and Borrower does not conduct business under a trade, assumed or fictitious name other than "Sharps Compliance, Inc." Borrower provided its correct Federal Employer Identification Number to Lender prior to execution of this Master Agreement. Within the previous six (6) years, Borrower has not changed its name, done business under any other name, merged or been the surviving entity of any merger, except as disclosed to Lender in writing prior to execution of this Master Agreement.
(b) Authorization; Non-Contravention; Other Agreements. The Transaction Documents and the transactions contemplated thereunder (i) have been duly authorized by all necessary action consistent with Borrower’s form of organization; (ii) do not require the approval of, or giving notice to, any governmental authority; (iii) do not contravene or constitute a default under any Applicable Law, Borrower’s organizational documents, or any agreement, indenture, or other instrument to which Borrower is a party or by which it may be bound; and (iv) constitute legal, valid and binding obligations of Borrower enforceable against Borrower, in accordance with the terms thereof. Borrower is not a party to any agreement or instrument, or subject to any chartering or governing document, or other corporate or business restriction, materially and adversely affecting its business, properties, assets, operations or condition (financial or otherwise) or its ability to perform its Obligations under any Transaction Documents.
(c) No Defaults. No Default or Event of Default has occurred and is continuing hereunder, and Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement for borrowed money or other material agreement or instrument to which it is a party or by which it may be bound in any manner.
(d) Proceedings. There are no pending actions or proceedings to which Borrower or any Guarantor is a party, and there are no other pending or threatened actions or proceedings of which Borrower has Knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would have a Material Adverse Effect on Borrower or any Guarantor. Further, neither Borrower nor any Guarantor is in default under any financial or other material agreement that, either individually or in the aggregate, would have the same such effect.
(e) Financial Condition. All financial statements furnished to Lender by or on behalf of Borrower or any Guarantor fairly present the financial condition of such Persons on the dates thereof and the results of its operations for the periods then ended, and have been prepared in accordance with GAAP. There are no liabilities of any such Person, fixed or contingent, which are material and are not reflected in the financial statements or the notes thereto, other than liabilities arising in the ordinary course of business since the date of the last financial statement. The financial statements do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.
(f) Supply Contract; Equipment. The Supplier is not an Affiliate of Borrower, and the Supply Contract represents an arms’ length transaction, and the purchase price for the Equipment specified therein is the amount obtainable in an arms’ length transaction between a willing and informed buyer and a willing and informed seller under no compulsion to sell. To the best of Borrower’s Knowledge, pursuant to general business practices, it is not unusual or extraordinary for property the same as, or similar to, the Equipment to be subjected to use similar to the use intended by Borrower. The Equipment is to be used by Borrower solely for business purposes, and no Equipment will be used for personal, family or household purposes. Under Applicable Laws, the Equipment consists (and will continue to consist) solely of personal property and not fixtures, and all Equipment is removable from and is not essential to the premises at which it is located.
13. ADDITIONAL COVENANTS AND AGREEMENTS OF BORROWER. Borrower hereby represents, warrants, covenants and agrees that at all times that Borrower has any outstanding Obligations to Lender: (a) Borrower is and will remain duly organized and existing in good standing under the laws of the state specified in the preamble hereof and duly qualified to do business wherever necessary to perform its obligations under the Transaction Documents, including each jurisdiction in which Equipment is or will be located; (b) Borrower and each Guarantor is and will remain in full compliance with all Applicable Laws including: (i) ensuring that no Person who owns a controlling interest in or otherwise controls Borrower or any Guarantor (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (B) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (C) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order; (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; (iii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001); and (iv) the Bank Secrecy Act ("BSA") and all laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations;

(c) no proceeds of any Loan under any Transaction Documents will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended; and (d) until Borrower’s Obligations under each Loan and the related Transaction Documents are satisfied in full, if requested by Lender or if required by Applicable Laws, Borrower shall, at Borrower’s sole cost and expense, permanently affix and maintain on the Equipment in a prominent place, a sign, legend, plate, plaque, tag or other identifying label disclosing Lender’s Lien on the Equipment subject to such Transaction Documents.
14. SUPPLIER; ACCEPTANCE; DISCLAIMER; WAIVERS.
(a) Selection, Supply and Acceptance. Borrower agrees that it has selected each item of Equipment and each Supplier and has not relied on any representation or warranty by Lender or any officer, employee, or agent of Lender in connection with such selection. Borrower acknowledges that neither Lender nor any of its officers, employees, or agents is an agent or Affiliate of any Supplier; and neither Supplier nor any of its officers, employees, or agents is an agent of Lender or otherwise authorized to bind Lender to any representation, warranty or agreement. Lender shall have no obligation to deliver or install any item of Equipment, and Borrower shall be solely responsible for any delivery of the Equipment and any site preparation and installation. Upon delivery, Borrower shall inspect and, if conforming to the condition required by the applicable Supply Contract and any other Equipment Documents, accept the Equipment in accordance with the terms set forth in the applicable Transaction Documents. However, if Borrower fails to accept delivery of any Equipment, or accepts such Equipment but fails to satisfy any or all of the other conditions to closing required by Lender, Lender shall have no obligation to make any Advance. In such event, Borrower shall, upon Lender's written demand, immediately remit to Lender an amount sufficient to reimburse Lender for all Advances if any, and other charges paid or incurred by Lender with respect to such Equipment, together with interest, to the extent permitted by Applicable Laws, at a rate of one and one-half percent (1.5%) per month (or, if such rate exceeds the Maximum Rate, then at such Maximum Rate) on such amount calculated from the date such amount was paid by Lender until indefeasibly reimbursed by Borrower in full. Any acceptance of any Equipment hereunder, or confirmation of any previous acceptance, will be only for purposes of the Advance under the applicable Transaction Documents and will be without prejudice to any rights that Lender or Borrower may have against any Supplier or other Person.
(b) Disclaimers. LENDER DOES NOT MAKE, HAS NOT MADE, AND EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE EQUIPMENT OR ANY OTHER MATTER, INCLUDING: THE MERCHANTABILITY OR FITNESS OF THE EQUIPMENT FOR ANY USE OR PURPOSE; TITLE; THE DESIGN OR CONDITION OF THE EQUIPMENT; ITS COMPLIANCE WITH ANY APPLICABLE LAWS OR ITS CONFORMITY TO THE PROVISIONS AND SPECIFICATIONS OF ANY EQUIPMENT DOCUMENTS OR TO THE DESCRIPTION SET FORTH THEREIN OR IN ANY TRANSACTION DOCUMENTS; THE ABSENCE OF ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE BY BORROWER); THE LEGAL, TAX OR ACCOUNTING TREATMENT OF THE TRANSACTIONS CONTEMPLATED HEREBY; ANY INTERFERENCE OR INFRINGEMENT; OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHATSOEVER, IT BEING AGREED THAT ALL SUCH RISKS, AS BETWEEN LENDER AND BORROWER, ARE TO BE BORNE BY BORROWER. BORROWER SHALL NOT FOR ANY REASON ASSERT THAT LENDER IS RESPONSIBLE IN ANY WAY WITH RESPECT TO: (I) ANY LIABILITY, LOSS OR DAMAGE TO BORROWER OR ANY THIRD PARTY CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY ANY EQUIPMENT, ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN, THE USE THEREOF OR BY ANY OTHER CIRCUMSTANCE IN CONNECTION THEREWITH; OR (II) ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR ANY SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES.
15. Further Assurances; Power of Attorney; Fees. Borrower shall, upon demand of Lender and at Borrower’s sole cost and expense, do and perform any other act (including the execution, delivery, filing or recording of any and all further writings or records requested by Lender) that Lender determines to be necessary or desirable to protect Lender’s rights hereunder, including: (a) executing, delivering, filing and/or recording financing statements, termination statements, releases, applications for certificates of title and notices of liens on certificates of title, or other records under the UCC or other Applicable Laws; and (b) obtaining duly executed landlord’s or mortgagee’s waivers from any Person claiming an interest in any real property or improvements where any Equipment is located. Borrower further authorizes Lender or its designee, and irrevocably appoints Lender and any such designee as Borrower’s attorney-in-fact (coupled with an interest and irrevocable), to enter or correct any information on this Master Agreement, any other Transaction Documents, or any other writing executed in connection therewith that does not materially change the terms thereof; to execute applications for certificates of title or notice of Lien relating to any Equipment; to make claims relating to each Loan and the related Transaction Documents or the Equipment under policies of insurance maintained in accordance with the terms hereof, and to execute, endorse and deliver any documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required by any Loan, but only to the extent that the same relates to any Equipment; to file or record financing statements, amendments to financing statements and continuations; and/or to execute and deliver or otherwise authenticate and communicate any writing or record and take any other actions that Lender reasonably deems necessary or desirable to protect Lender’s interest in the Collateral and under each Loan and the related Transaction Documents. Borrower expressly authorizes, ratifies and confirms past or future filings of one or more UCC financing statements made by Lender or its designees in jurisdictions deemed necessary or desirable by Lender, which describe the Equipment and Collateral in the manner in which Lender determines best protects Lender’s interest hereunder regardless of whether such description is greater in scope than the Equipment or Collateral pledged to Lender and containing any other information deemed by Lender to be necessary or desirable. Lender and its designees are specifically authorized to file financing statements in advance of making payment to any Supplier or Borrower, and Borrower acknowledges that any such filing made prior to the date of this Loan was and is hereby authorized and ratified as of the date of such filing. Such filings may list Lender, any Affiliates of [REDACTED] and [REDACTED], and/or any Lender Assignee as a secured party (and any of the foregoing may also be listed as secured party of record on any financing statements or other documents in whole or in part as agent for the benefit of another Person without disclosing such representative capacity in such filings or other documents). Borrower further authorizes Lender and its designee to transmit and file any such statements, ministerial changes and other items by electronic means. By execution of any Transaction Documents, the applicable Executing Affiliate shall be deemed to have appointed each of [REDACTED] and [REDACTED] as such Executing Affiliate's attorney-in-fact to take all actions, on such Executing Affiliate's behalf, that are necessary or desirable with respect to the administration and performance under each Loan and the related Transaction Documents, the protection of such Executing Affiliate's rights hereunder, and the transactions contemplated thereby, including any actions necessary or desirable with respect to perfection, preservation or protection of the Liens of such Executing Affiliate in the collateral pledged by Borrower as security for Borrower's Obligations to such Executing Affiliate. Each such Executing Affiliate retains full power and authority, in each instance, to act on its own behalf or to rely on actions of [REDACTED] and [REDACTED] as its attorney-in-fact without disclosure to, or the consent of, Borrower. If Borrower shall fail to provide any insurance, remove any Lien, pay any Taxes, provide any indemnity, or otherwise perform any Obligation hereunder that may be performed or satisfied by the payment of money, Lender may, in addition to and without waiver of any other right or remedy herein provided, pay such sum for Borrower’s account. In such event, Borrower shall reimburse Lender immediately upon demand for all such sums, together with interest from the date paid at one and one-half percent (1.5%) per month, or, if such rate exceeds the Maximum Rate, then at such Maximum Rate. Lender’s effecting performance of any Obligations hereunder shall not be a waiver of any Default or Event of Default hereunder. Borrower agrees to pay at closing or otherwise on demand the reasonable costs and expenses incurred in connection with the preparation, execution, delivery, amendment and enforcement of, the taking of any action by Lender at the request of Borrower or in connection with the exercise by Borrower of any option under, or the granting of any waiver of forbearance in connection with, this Master Agreement, any Transaction Documents and any other documents to be delivered in connection therewith, including Attorneys’ Fees, the fees of any collection agent or other professional, the costs of any lien reports requested by Lender and the cost of obtaining and/or filing of any documents or waivers deemed necessary or desirable by Lender to protect its rights hereunder, including its interest in the Equipment. For so long as Borrower owes any Obligations hereunder, Lender is authorized to make all inquiries and obtain all such credit and other information regarding or relating to Borrower and any Guarantor, Affiliate or owner of any interest in Borrower (including obtaining consumer reports, business credit reports and such other reports) as Lender, in its sole discretion, deems necessary or advisable for such purposes as Lender may desire, including the purpose of advancing under, updating, reviewing, monitoring, administering, evaluating, collecting, renewing, extending, modifying, amending or restructuring any Loan. Lender may obtain such information without any further authorization.
16. Lender FOR EACH LOAN. One or more Schedules or other Transaction Documents may designate, as Lender, any of [REDACTED], [REDACTED], one or more of their Affiliates (each, an "Executing Affiliate"), or a Lender Assignee who has been assigned the right by [REDACTED] or [REDACTED] to enter into the Schedule or other Transaction Documents directly as Lender. For the purposes of avoiding any doubt as to the intention of the parties, in the event an Executing Affiliate or Lender Assignee executes any Transaction Documents incorporating the terms of this Master Agreement, Borrower and such Executing Affiliate or Lender Assignee agree that the terms of this Master Agreement and any and all addenda, amendments or other modifications hereto shall apply to such Transaction Documents as if such Executing Affiliate or Lender Assignee were a party to this Master Agreement. As used in the Transaction Documents, the term “Lender” shall mean: (a) [REDACTED] with respect to all Loans designating [REDACTED] as Lender, (b) [REDACTED] with respect to all Loans designating [REDACTED] as Lender, (c) any Executing Affiliate with respect to all Loans designating such Executing Affiliate as Lender, and (d) the applicable Lender Assignee with respect to all Loans designating such Lender Assignee as Lender.
17. EQUIPMENT LOCATED IN LOUISIANA OR SUBJECT TO LOUISIANA LAW. The terms of this Section 17 shall apply only in the event, and to the extent, that one or more Transaction Documents or the exercise of Lender's rights in the Louisiana Collateral (as hereinafter defined) or otherwise under a Transaction Document is deemed to be subject to Louisiana law (including under the Outer Continental Shelf Lands Act, 43 U.S.C. §§ 1331, et seq.), including pursuant to any foreclosure under Louisiana foreclosure process rules. The term "Louisiana Collateral" as used herein shall refer to all portions of the Equipment, and proceeds of all portions of the Equipment, or any other collateral pledged to Lender under any Transaction Document, in each case only to the extent such Equipment, proceeds or other collateral is located in the State of Louisiana or are otherwise subject to the application of Louisiana law at all times during which such portions or proceeds thereof are located in the State of Louisiana or are otherwise subject to the application of Louisiana law.
(a) Upon the occurrence of any Event of Default, Lender shall have the following rights and remedies with respect to the Louisiana Collateral, which rights and remedies are in addition to and are not in lieu or limitation of any other rights and remedies that may be provided in the Master Agreement or any other Transaction Document, under Chapter 9 of the Louisiana Commercial Laws (La. R.S. §§10:9-101, et seq.), under the Uniform Commercial Code of any state other than Louisiana, under any other agreement, or at law or equity generally:
(i)     Lender may cause the Louisiana Collateral, or any part or parts thereof, to be immediately seized wherever found, and sold, whether in term of court or in vacation, under ordinary or executory process, in accordance with applicable Louisiana law, to the highest bidder for cash, with or without appraisement, without the necessity of making additional demand, or of notifying Borrower or any guarantor, or placing Borrower or any guarantor in default.
(ii)     For purposes of foreclosure under Louisiana executory process procedures, Borrower confesses judgment and acknowledges to be indebted unto and in favor of Lender up to the full amount of the Obligations, in principal, interest, costs, expenses, attorneys' fees and other fees and charges. To the extent permitted under applicable Louisiana law, Borrower additionally waives: (A) the benefit of appraisal as provided in Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure and all other laws with regard to appraisal upon judicial sale; (B) the Notice of Seizure as provided under Articles 2293 and 2721 of the Louisiana Code of Civil Procedure; (C) the three (3) days' delay provided under Articles 2331 and 2722 of the Louisiana Code of Civil Procedure; and (D) all other benefits provided under Articles 2331, 2722 and 2723 of the Louisiana Code of Civil Procedure and all other Articles not specifically mentioned above.
(iii)     Should any of the Louisiana Collateral be seized as an incident to an action for the recognition or enforcement of the Obligations or any Transaction Documents, by executory process, sequestration, attachment, writ of fieri facias or otherwise, Borrower agrees that the court issuing any such order shall, if requested by Lender, appoint Lender or any person or entity named by Lender at the time such seizure is requested, or at any time thereafter, as keeper of the Louisiana Collateral as provided under La. R.S. §§9:5136, et seq. Borrower agrees to pay the reasonable fees of such keeper, which compensation to the keeper shall also be a part of the Obligations under the Transaction Documents.
(iv)        Should it become necessary for Lender to foreclose against the Louisiana Collateral, all declarations of fact that are made under an authentic act before a Notary Public in the presence of two witnesses, by a person declaring such facts to lie within his or her knowledge, shall constitute authentic evidence for purposes of executory process and also for purposes of La. R.S. §9:3509.1, La. R.S. §9:3504(D)(6) and La. R.S. §10:9-629, as applicable.
(b) The provisions of Section 18 of the Master Agreement pertaining to the venue and jurisdiction of [REDACTED] courts shall not apply to any action with respect to any Louisiana Collateral. References to “real” or “personal” property, as they may related to Louisiana property, shall be to immovable and movable property. “Liens” shall include privileges under Louisiana law.
18. Governing Law; Jurisdiction; Venue. This Master Agreement and the Loans are made and delivered in the State of [REDACTED] and shall be governed by and construed in accordance with the laws thereof without reference to the conflicts of law principles that would cause the application of the laws of another jurisdiction, except to the extent that the UCC may require the application of the law of another state regarding the validity, perfection or enforcement of any Lien. For purposes of any action or proceeding involving this Master Agreement or any Loan, each party hereto expressly submits to the jurisdiction and venue of all federal and state courts located in the State of [REDACTED] and consents to be served with process by registered mail or by personal service within or without said State. Borrower acknowledges that [REDACTED] and [REDACTED] are direct or indirect wholly owned subsidiaries of [REDACTED], a [REDACTED] state chartered bank, and agrees that the laws of the State of [REDACTED] have a reasonable and substantial relationship to the Loans made under the Transaction Documents. Borrower, for itself and its heirs, successors and its assigns, and for any Person claiming under or through it, hereby knowingly and voluntarily waives any and all rights to have the jurisdiction and venue of any litigation arising directly, indirectly or otherwise in connection with, out of, related to or from this Master Agreement or any Loans in any other court, and hereby knowingly and voluntarily waives any and all rights to remove this action to, or to transfer, dismiss, or change venue to, any other court. Nothing herein will affect the right to serve process in any other manner permitted by law or will limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction.
19.    WAIVER OF JURY TRIAL. BORROWER KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS THAT BORROWER MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED ON, ARISING OUT OF, OR IN ANY WAY RELATED TO: THIS MASTER AGREEMENT; ANY TRANSACTION DOCUMENTS; THE OBLIGATIONS; OR ANY

OTHER TRANSACTION DOCUMENTS IN CONNECTION WITH ANY OF THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS JURY WAIVER ALSO APPLIES TO ANY CLAIM OR COUNTERCLAIM, CAUSE OF ACTION OR DEMAND ARISING FROM OR RELATED TO (I) ANY COURSE OF CONDUCT, COURSE OF DEALING, OR RELATIONSHIP OF BORROWER, GUARANTOR, THEIR AFFILIATES OR ANY OTHER PERSON WITH LENDER, ITS AFFILIATES, ANY LENDER ASSIGNEE OR ANY EMPLOYEE, OFFICER, OR DIRECTOR OF THE FOREGOING IN CONNECTION WITH THE OBLIGATIONS OR OTHERWISE RELATED TO ANY LOANS; OR (II) ANY STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON BY OR ON BEHALF OF LENDER TO BORROWER, ANY GUARANTOR OR ANY OTHER PERSON REGARDLESS OF WHETHER SUCH CAUSE OF ACTION ARISES BY CONTRACT, TORT OR OTHERWISE. BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO THE LENDER'S WILLINGNESS TO ADVANCE THE PROCEEDS OF THE LOAN HEREUNDER, THAT LENDER WOULD NOT HAVE ENTERED INTO SUCH LOAN OR PERFORMED UNDER THE APPLICABLE TRANSACTION DOCUMENTS WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWER AND GUARANTOR HAVE BEEN REPRESENTED BY AN ATTORNEY OR HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND EACH UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER. BORROWER FURTHER CERTIFIES THAT NO PERSON HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT LENDER OR ANY OTHER PERSON WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER.
20. NOTICES. Notices must be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the address set forth below the applicable Person's signature below, or to such other address as that Person subsequently provides in writing. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery or faxed, be effective when delivered; or if mailed, upon the third Business Day after the date deposited into the mail; or if personally delivered, upon delivery; provided that notices delivered to Lender shall not be effective until actually received by such Person at its address. Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower or Guarantor to give such notice, and Lender shall not have any liability to Borrower, any Guarantor or any other Person on account of any action taken or not taken by Lender in reliance upon such notice.
21. Patriot Act. Lender hereby notifies Borrower and any Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower and such Guarantors, which information includes the name and address of such Person and other information that will allow Lender to identify such Person in accordance with the Patriot Act. Borrower and each Guarantor shall provide such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.
22. MISCELLANEOUS. Borrower’s Obligations shall survive termination, cancellation or expiration of any Loan to the extent necessary for the full and complete performance of such Obligations. The representations, warranties and covenants of Borrower herein shall be deemed to be continuing and to survive the execution and delivery of this Master Agreement and any other Transaction Documents. EXCEPT FOR LENDER'S AFFILIATES, THERE SHALL BE NO THIRD PARTY BENEFICIARY OF THIS MASTER AGREEMENT, INCLUDING BORROWER'S AFFILIATES AND ANY GUARANTORS. Any action by Borrower against Lender in connection with any Loan shall be commenced within one year after such cause of action arises or Borrower shall conclusively be deemed to have waived any and all rights to commence any such cause of action.
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IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be duly executed as of the day and year first above set forth.

SHARPS COMPLIANCE, INC. OF TEXAS
By: /s/ Diana P. Diaz
Print Name: Diana P. Diaz
Its: Vice President and Chief Financial Officer

Address: 9220 Kirby Drive, Ste. 500 Houston, TX 77054
[REDACTED] By:_________________________________ Print Name: _________________________ Its:_________________________________ Address: [REDACTED]	[REDACTED] By:__________________________________________ Print Name: __________________________________ Its:__________________________________________ Address: [REDACTED]

APPENDIX A
TO MASTER AGREEMENT
1. DEFINITIONS. Unless otherwise expressly provided, the following terms shall have the meaning set forth below:
“Action” and "Actions" mean all claims, allegations, demands, suits, actions, and legal proceedings incident to, arising out of, or in any way connected with any Transaction Documents, Loan, Equipment, Supply Contract or other Equipment Documents, or the transactions contemplated hereby, whether civil, criminal, administrative, investigative or otherwise, including arbitration, mediation, bankruptcy and appeal and including any claims, demands, suits and legal proceedings arising out of (i) the actual or alleged manufacture, purchase, financing, ownership, delivery, acceptance, rejection, non-delivery, possession, use, lease, sublease, transportation, storage, operation, maintenance, repair, control, insurance, testing, condition, sale, return, or other disposition of the Equipment; (ii) the liability of Borrower or Lender under theories of negligence, tort and strict liability; (iii) the existence of latent or other defects (whether or not discoverable by Borrower or Lender); (iv) patent, trademark or copyright infringement; or (v) any alleged or actual Default or Event of Default.
"Advance" has the meaning ascribed thereto in Section 2 of the Master Agreement.
“Affiliate” of a Person means any other Person that directly or indirectly beneficially owns or holds any portion of any class of voting stock or other interest of such Person or directly or indirectly controls, is controlled by, or is under common control with such Person where the term “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Applicable Laws” mean all laws, rules and regulations applicable to the property, Person, conduct, transaction, covenant or document in question, including all applicable common law and equitable principles; state and federal constitutions, statutes, rules, regulations; orders of governmental bodies; and judicial orders, judgments and decrees.
“Attorneys’ Fees” shall include any and all attorneys’ fees incurred by Lender (whether by its use of in-house counsel or otherwise) incident to, arising out of or in any way connected with Lender’s interests in or defense of any Actions or Lender’s enforcement of its rights and interests under each Loan and the related Transaction Documents, including attorneys’ fees incurred by Lender to collect sums due, during any work-out, with respect to settlement negotiations, or in any bankruptcy proceeding (including attorneys’ fees incurred in connection with any motion for relief from the automatic stay and any motion to assume or reject any Loan).
“Borrower” has the meaning ascribed thereto in the preamble of the Master Agreement.
"Business Day" means any day other than a Saturday, Sunday or other day on which [REDACTED] is not open for the normal conduct of business in the State of [REDACTED].
“Casualty Equipment” means any Equipment subject to any Casualty Event.
“Casualty Event” means any loss, theft, destruction, damage, unauthorized sale or trade-in, confiscation, requisition, or any other event which renders the Equipment unusable in whole or in part.
"CEA" has the meaning ascribed thereto in Section 11(b) of the Master Agreement.

"Certificate of Title Laws" means the Applicable Laws of the given State that governs the recordation of liens and ownership interest with respect to motor vehicles or other property covered by a certificate of title issued by a governmental authority in such state.
“Default” means any event which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.
"Default Amount" has the meaning ascribed thereto in Section 10(b) of the Master Agreement.
“Equipment” means, with respect to each Loan, the property described in the applicable Schedule as the "Equipment."
“Equipment Documents” means the Supply Contract, together with all warranty agreements, extended services agreement and other instruments and documents that relate to the acquisition, installation, maintenance or warranty of Equipment and all of Borrower's books and records relating to the Equipment, including all of the following: operating manuals, training manuals, service guides, and maintenance and service records, in whatever form, including digital and electronic form.
“Event of Default” has the meaning ascribed thereto in Section 10(a) of the Master Agreement.
"Executing Affiliate" has the meaning ascribed thereto in Section 16 of the Master Agreement.
"Financial Officer" means the vice president of finance, chief financial officer, principal accounting officer or treasurer of Borrower or Parent, as applicable, acceptable to Lender.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination. Unless waived by Lender such principles shall be consistently applied and followed in the preparation of all financial statements provided to Lender in accordance with the terms of each Loan and the related Transaction Documents.
“Guarantor” means any guarantor of Borrower’s Obligations.
"Indemnified Party" means Lender, its Affiliates and any and all employees, agents, directors, partners, shareholders, officers and members of the foregoing and any assignee, successor, or secured party of Lender or its Affiliates.
“Knowledge” means, with respect to representations and warranties or notice obligations qualified to a Person's knowledge, that no officer or manager of such Person is aware, or would be aware after reasonable inquiry, of any facts that would give such Person knowledge or notice that any such representations or warranties are false or that such events have occurred that require notice to Lender.
“Lender” has the meaning ascribed thereto in Section 16 of the Master Agreement.
"Lender Assignee" has the meaning ascribed thereto in Section 8(b) of the Master Agreement.
"Lender Transfer" has the meaning ascribed thereto in Section 8(b) of the Master Agreement.
“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, encumbrance, lien (statutory or other, including tax and materialman’s liens), privilege, preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever.
“Loan” has the meaning ascribed thereto in Section 2 of the Master Agreement.
“Losses” means any and all penalties, losses, liabilities, damages, costs, court costs, fees, harms, judgments and any and all other expenses (including Attorneys’ Fees, judgments and amounts paid in settlement and other legal and non-legal expenses incurred investigating or defending any Action) incurred incident to, arising out of or in any way connected with any Actions, any Loan, any Equipment, any Transaction Documents, or any other instrument, document or agreement executed in connection with or contemplated by any of the foregoing.
"Material Adverse Effect" means, with respect to any Person, any change, condition, event, occurrence or circumstance which Lender determines, in its reasonable discretion, has or can be expected to have a material adverse effect on (a) the business, property, condition (financial or otherwise) or results of operations of such Person; (b) the ability of such Person to fully and timely pay all amounts due from, and perform all Obligations owed by, such Person; (c) Lender's rights under any of the Transaction Documents; or (d) the validity or enforceability of any of the Transaction Documents.
"Maximum Rate" means the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with Applicable Law.

"Mobile Equipment" mean Equipment specifically designed to be moved on a regular basis, including for purposes of illustration and not of limitation, laptop computers, motor vehicles, trailers, or any other similar equipment.
“Net Proceeds” means: (a) in the case of a purchase of the Equipment in good, collected and indefeasible funds by the purchaser, the after-tax amount received by Lender from said purchaser; or (b) in the case of a purchase of the Equipment which Lender finances pursuant to an equipment finance arrangement, equipment lease agreement or other financial arrangement (each, a “Replacement Agreement”), an amount equal to the sum of all non-cancellable periodic payments and any purchase election, purchase requirement or balloon payment set forth in the Replacement Agreement, discounted to present value at the implicit rate of the Replacement Agreement as determined by Lender.
“Obligations” means all indebtedness, liabilities and obligations of Borrower under any and all Loans or other documents, instruments, certificates and agreements made by Borrower to, with or for the benefit of Lender or any of Lender's Affiliates of any class or nature, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, joint or several, whether for principal, interest, Taxes, fees, expenses, indemnities or otherwise, including future advances of any sort.
"Other Payments" has the meaning ascribed thereto in Section 3(a) of the Master Agreement.
"Parent" means Sharps Compliance Corp., a Delaware corporation, and its successors and assigns.
"Payments" has the meaning ascribed thereto in Section 3(a) of the Master Agreement.
"Periodic Payments" has the meaning ascribed thereto in Section 3(a) of the Master Agreement.
“Permitted Improvements” means any alterations, additions, modifications or attachments to the Equipment that are of a kind that customarily are made by owners of equipment similar to the Equipment, free and clear of any and all Liens (other than the Liens created pursuant to the Transaction Documents), and that do not and could not reasonably be expected to: (a) reduce the value or general usefulness of the Equipment; (b) impair the certification, performance, safety, quality, capability, function, specifications, use or character of the Equipment or alter the purpose for which such Equipment was obtained by Borrower, as described by Borrower to Lender in requesting Lender to enter into the Transaction Documents; (c) be inconsistent with Applicable Laws, manufacturer's requirements or recommendations, or any warranty, service agreement or license; (d) expose any Equipment to any Lien or other adverse interest or circumstance; (e) adversely affect insurance coverage benefiting Lender hereunder; or (f) negatively affect the resale value of the Equipment.
"Person" or "Persons" means an individual, partnership, limited liability company, corporation, trust or unincorporated organization, or a government (whether national, federal, state, county, municipal or otherwise) or agency or political subdivision thereof.
“Replacement Equipment” means new or reconditioned Equipment that: (a) is free and clear of all Liens other than the Lien of Lender; (b) has a value, utility and remaining useful life at least equal to the Equipment being replaced (assuming such Equipment was in the condition required by the subject Schedule prior to any Casualty Event); and (c) is otherwise acceptable to Lender.
"Schedule" means, with respect to each Loan, the applicable Loan Schedule or Collateral Schedule executed pursuant to this Master Agreement and incorporating by reference the terms and conditions of this Master Agreement.
"Subsidiary" means, for any Person, a Person of which or in which such Person or its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors (of it is a corporation), managers or equivalent body of such Person, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.
“Supplier” means any vendor, supplier, manufacturer or other Person from whom the Equipment is purchased.
“Supply Contract” means the contract, purchase order or similar document(s) under which the Equipment was or is to be purchased from the Supplier.
“Taxes” means all license, title, recording and registration fees and any and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, fees and assessments now or hereafter imposed by any foreign, federal, state or local governmental body, agency, or any other taxing authority upon the Equipment or the purchase, ownership, delivery, leasing, possession, use or operation thereof or upon the Payments under the Transaction Documents, together with any penalties, fines or interest thereon; provided, however, that the term "Taxes" does not include any taxes by the United States of America or any state or political subdivision thereof that are imposed on or measured by the net income of Lender (as opposed to gross receipts).
“Total Loss” means, with respect to any Casualty Equipment, (a) the actual or constructive total loss of such Equipment; (b) the loss, disappearance, theft or destruction of such Equipment, or damage thereto that is uneconomical to repair or renders it unfit for normal use; or (c) the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Equipment or the imposition of any Lien thereon by any governmental authority.
"Transaction Documents" has the meaning ascribed thereto in Section 2 of the Master Agreement.
“UCC” means the Uniform Commercial Code as enacted in the State of Mississippi, except to the extent that the validity or perfection of any Lien or provisions regarding enforcement thereof requires application of the laws of a state other than the State of Mississippi, in which case UCC shall mean for such purposes, the Uniform Commercial Code of such other state.
2. RULES OF CONSTRUCTION; INTERPRETATION; MISCELLANEOUS. The provisions of this Master Agreement and all other Transaction Documents shall be severable, and if any such provision is determined to be invalid, void or unenforceable in whole or in part for any reason, the remaining provisions shall remain in full force and effect. As used in this Master Agreement and the other Transaction Documents: (a) the terms “herein,” “hereunder,” “hereof,” “hereto” or like terms shall be deemed to refer to each Transaction Document, including this Master Agreement incorporated therein, as a whole and not to a particular section; (b) terms “include” or “including” means “include” or “including,” as the case may be, without limiting the generality of any description or word preceding such term; (c) the term "or" shall mean at least one, but not necessarily only one, of the alternatives enumerated; (d) the expression “satisfactory to Lender,” “determined by Lender,” “in Lender’s judgment,” “at Lender’s election,” or similar words which grant Lender the right to choose between alternatives or to express its opinion, means that the satisfaction, judgment, choices and opinions are to be made in Lender’s sole discretion; and (e) the term “material” as used herein shall be construed to mean significant in Lender’s judgment, taking into account all relevant facts and circumstances including the nature and amount of financial exposure to Lender. If any term of any Schedule or Note conflicts with or is inconsistent with any term of this Master Agreement, the terms of such Schedule or Note shall govern. The captions or headings herein are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions hereof. As used herein all singular terms include the plural form thereof, and vice versa. Any use of the term “Equipment” herein shall be deemed to refer equally to all items of Equipment and each item of Equipment, it being the understanding of the parties that any reference to “Equipment” shall not be deemed to prejudice any rights or remedies of Lender, or Obligations of Borrower, hereunder with respect to any item of Equipment. It is the intention of the parties hereto that the Equipment shall consist solely of personal property and that it shall not constitute fixtures under the laws of the states where the Equipment is located. The parties acknowledge and agree that the Equipment is and shall remain removable from, and not essential to, the premises where the Equipment is located. Borrower covenants and agrees not to affix or install any Equipment to or in any real property in such a manner that may cause it to be a fixture. If notwithstanding the foregoing, any Equipment shall become a fixture, it shall nevertheless continue to constitute "Equipment" hereunder. This Master Agreement and the other Transaction Documents have been drafted by counsel for Lender as a convenience to the parties only and shall not, by reason of such action, be construed against Lender or any other party. Borrower acknowledges and agrees that it has had full opportunity to review the foregoing and has had access to counsel of its choice to the extent it deems necessary in order to interpret the legal effect hereof. Each Transaction Document may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The terms of any letter of intent or proposal are superseded hereby and declared null and void. The parties intend and agree that, for purposes of enforcing the rights of Lender against Borrower, Guarantor or any other party obligated under any Transaction Documents, a carbon copy, photocopy, facsimile or other electronic copy (including a pdf) of each such Transaction Document or any agreement, instrument or writing executed in connection therewith with their signature thereon and all counterparts when taken together, shall be deemed to be as binding, valid, genuine, and authentic as an original-signature document for all purposes, including all matters of evidence and the “best evidence” rules. Nothing herein shall be deemed to provide or imply that Lender is a “merchant” as to any Equipment within the meaning of the UCC as currently in force or as subsequently revised or re-enacted. Notwithstanding anything to the contrary herein, including the effective date of any Transaction Documents, any security interest granted by Borrower shall become effective between the parties with respect to any Equipment as soon as Borrower receives possession thereof and shall continue until all of Borrower’s Obligations to Lender have been paid and performed in full and are not subject to being set aside or rescinded notwithstanding termination or expiration of any Loan for any reason whatsoever. If Lender is required by the terms of any Loan to cooperate with Borrower in connection with any matter, such cooperation shall not be required if a Default or Event of Default exists. No modification of this Master Agreement or any other Transaction Document, nor any waiver, discharge, cancellation or termination of any term or condition thereof, nor any agreement to enter into any Loan will be valid unless in a writing and signed by an authorized representative of the party against whom the enforcement of such modification, waiver, discharge, cancellation, termination, or agreement is sought. Without limiting the foregoing, no manual changes, whether typed, handwritten or otherwise, unless made by Lender, may be made to the printed form of this Master Agreement or any Transaction Document, or any term or provision hereof or thereof (and if made in any such manner by a Person other than Lender shall not be enforceable against Lender). Changes shall be enforceable against Lender only if contained in a separate written addendum attached hereto or thereto, signed by both Lender and Borrower. The accounts or records maintained by Lender shall be conclusive evidence, absent manifest error, of the Obligations owed by Borrower hereunder, including Payments and related information. Without in any way obligating Lender to provide any statement, invoice or billing hereunder, Borrower expressly agrees that Borrower's failure to object to any such statement, invoice or billing within a period of thirty (30) days after receipt thereof shall constitute Borrower's acquiescence with respect thereto and shall, at Lender's option, render such statement, invoice or billing an "account stated" between Borrower and Lender. Time is of the essence of each Loan. Lender’s failure at any time to require strict performance by Borrower of any provision of any Transaction Document will not waive or diminish Lender’s right at any other time to demand strict compliance with the Transaction Documents. No Loan shall be effective unless or until execution by an authorized representative of Lender at the address, in the State of [REDACTED], as set forth below the signature of Lender.
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SHARPS COMPLIANCE, INC. OF TEXAS
By:/s/ DIANA P. DIAZ
Print Name: Diana P. Diaz
Its:Vice President and Chief Financial Officer

[REDACTED] By:_________________________________ Print Name: _________________________ Its:_________________________________	[REDACTED] By:__________________________________________ Print Name: __________________________________ Its:__________________________________________